==========================
                                                            OMB APPROVAL
                                                      ==========================
                                                      OMB Number: 3235-0145
                                                      ==========================
                                                      Expires: January 31, 2006
                                                      ==========================
                                                      Estimated average burden
                                                      hours per response .... 11
                                                      ==========================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             SYNAPTICS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87157D109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 27, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 87157D109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global Overseas Master Fund, Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157D109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global Investors, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157D109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Level Global, L.L.C.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157D109
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David Ganek
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a)  Name of Issuer:  Synaptics Incorporated

            --------------------------------------------------------------------

Item 1 (b)
            Address of Issuer's Principal Executive Offices:

            3120 Scott Blvd., Suite 130, Santa Clara, California 95054

            --------------------------------------------------------------------

            Name of Person Filing:

                  (i) Level Global Overseas Master Fund, Ltd. with respect to shares of common stock beneficially owned by it.

                  (ii) Level Global Investors, L.P. with respect to shares of common stock beneficially owned by Level Global Overseas Master Fund, Ltd.
Item 2 (a)
                  (iii) Level Global, L.L.C. with respect to shares of common stock beneficially owned by Level Global Investors, L.P. and Level Global Overseas Master Fund, Ltd.

                  (iv) David Ganek with respect to shares of common stock
            beneficially owned by Level Global, L.L.C, Level Global Investors, L.P. and Level Global Overseas Master Fund, Ltd.

            --------------------------------------------------------------------

            Address of Principal Business Office or, if none, Residence:

            The address of the principal business office of Level Global Investors, L.P., Level Global, L.L.C. and David Ganek is 537
Item 2 (b)  Steamboat Road, Suite 400, Greenwich, Connecticut 06830. The address of the principal business office of Level Global Overseas Master Fund, Ltd. is c/o Citco Fund Services (Bermuda) Limited, Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM11, Bermuda.

            --------------------------------------------------------------------

            Citizenship:

Item 2 (c)  Level Global Investors, L.P. is a Delaware limited partnership.
            Level Global, L.L.C. is a Delaware limited liability company. Level Global Overseas Master Fund, Ltd. is an exempted company incorporated under the laws of the Cayman Islands. David Ganek is a United States citizen.

            --------------------------------------------------------------------

Item 2 (d)  Title of Class of Securities:

            Common Stock, par value $0.001 per share

            --------------------------------------------------------------------

            --------------------------------------------------------------------

Item 2 (e)  CUSIP Number: 87157D109

            --------------------------------------------------------------------

Item 3      Not Applicable

Item 4      Ownership.

            On October 27, 2006, each of Level Global Overseas Master Fund, Ltd., Level Global Investors, L.P., Level Global, L.L.C. and David Ganek (the "Reporting Persons") were deemed to beneficially own 190,000 shares of Common Stock of Synaptics Incorporated which represented approximately .75% of the shares of Common Stock outstanding as of such date. During this reporting period the remaining shares of Common Stock held by the Reporting Persons have been disposed of and therefore the cover pages for the Reporting Persons reflect that they have no current holdings in the shares of Common Stock of Synaptics Incorporated.

Item 5      Ownership of Five Percent or Less of a Class

            On October 27, 2006, each of Level Global Overseas Master Fund, Ltd., Level Global Investors, L.P., Level Global, L.L.C. and David Ganek (the "Reporting Persons") were deemed to beneficially own 190,000 shares of Common Stock of Synaptics Incorporated which represented approximately .75% of the shares of Common Stock outstanding as of such date. During this reporting period the remaining shares of Common Stock held by the Reporting Persons have been disposed of and therefore the cover pages for the Reporting Persons reflect that they have no current holdings in the shares of Common Stock of Synaptics Incorporated.

Item 6      Ownership of More than Five Percent on Behalf of Another Person

                                 Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                                 Not applicable

Item 8      Identification and Classification of Members of the Group

                                 Not applicable

Item 9      Notice of Dissolution of Group

                                 Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2006                  Level Global Overseas Master Fund, Ltd.

                                         By: Level Global Investors, L.P., as
                                         investment manager to Level Global
                                         Overseas Master Fund, Ltd.

                                         By: Level Global, L.L.C., as general
                                         partner of Level Global Investors, L.P.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name: David Ganek
                                             Title: Managing Member

                                         Level Global Investors, L.P.

                                         By: Level Global, L.L.C., as general
                                         partner of Level Global Investors, L.P.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name: David Ganek
                                             Title: Managing Member

                                         Level Global, L.L.C.


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name: David Ganek
                                             Title: Managing Member

                                         David Ganek


                                         By: /s/ David Ganek
                                             -----------------------------------
                                             Name: David Ganek
                                             Title: Managing Member, Level
                                                    Global, L.L.C.